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                                                                    EXHIBIT 23.2





                CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

    As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to (a) the use of our reserves reports dated March 19, 1999 entitled "Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in Certain Major-Value Properties in Arkansas, Colorado, Louisiana, Montana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming, Effective December 31, 1998, for Disclosure to the Securities and Exchange Commission, Utilizing Aries Software, Williamson Project 8.8655" and "Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in Certain Major-Value Properties in British Columbia, Canada, Effective December 31, 1998, for Disclosure to the Securities and Exchange Commission, Utilizing Canadian Aries Software, Williamson Project 8.8655" and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 30, 1999 and (b) to the incorporation by reference of this Form 10-K for the year ended December 31, 1998 in the Registration Statements on Form S-8 (Nos. 33-84256, 33-84258, 33-88196, 333-07255, 33-89282, 333-27525,
333-46129 and 333-48585) and on Form S-3 (Nos. 333-50547 and 333-57235).


                                  WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston, Texas
March 30, 1999